Exhibit 10.8

JPMORGAN CHASE BANK, N.A.
270 Park Avenue
New York, New York 10017

J.P. MORGAN SECURITIES LLC
383 Madison Avenue
New York, New York 10179

March 4, 2011

Senior Revolving Credit Facility
Commitment Letter

Griffon Corporation
712 Fifth Avenue, 18th Floor
New York, New York 10019

Attention: Douglas J. Wetmore

Ladies and Gentlemen:

                    You have advised J.P. Morgan Securities LLC (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”; together with JPMorgan, the “Commitment Parties”) that you (“you” or “Borrower”) intend to issue up to $500,000,000 in senior unsecured notes “the “Notes”) and, in connection with the issuance of the Notes, you wish to obtain a $200,000,000 revolving credit facility (the “Revolving Credit Facility”) which will replace (a) the Credit Agreement, dated as of March 31, 2008 (as amended, the “Telephonics Credit Agreement”), among Gritel Holding Co., Inc., Telephonics Corporation, the lenders party thereto, and JPMorgan Chase Bank, as administrative agent, and (b) the Amended and Restated Credit Agreement, dated as of September 30, 2010 (the “Clopay Ames Credit Agreement” and, together with the Telephonics Credit Agreement, the “Existing Credit Agreements”), among Clopay Ames True Temper Holding Corp, Clopay Ames True Temper LLC, certain subsidiaries as guarantors, the lenders parties thereto and JPMorgan Chase Bank, as administrative agent. You have further advised the Commitment Parties that you will require amendments to the Existing Credit Agreements in connection with the issuance of the Notes (the “Amendments”). You have requested that JPMorgan agree to structure, arrange and syndicate the Revolving Credit Facility and that JPMorgan Chase Bank commit to provide a portion of the Revolving Credit Facility and to serve as administrative agent for the Revolving Credit Facility. You have also requested that JPMorgan agree to structure and arrange the Amendments.

                    JPMorgan is pleased to advise you that it is willing to act as the sole lead arranger and sole bookrunner for the Revolving Credit Facility and to arrange the Amendments.

                    Furthermore, JPMorgan Chase Bank is pleased to advise you of (a) its commitment to provide up to $50,000,000 of the Revolving Credit Facility and (b) its agreement, together with

2

JPMorgan, (i) to use commercially reasonable efforts to assemble a syndicate of Lenders (as defined below) to provide the balance of the necessary commitments for the Revolving Credit Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”) and (ii) to arrange the Amendments on terms and conditions to be agreed. It is a condition to JPMorgan Chase Bank’s commitment hereunder that the portion of the Revolving Credit Facility not being provided by JPMorgan Chase Bank in respect of the Revolving Credit Facility shall be provided by the other Lenders.

                    It is agreed that JPMorgan will act as the sole lead arranger and sole bookrunner in respect of the Revolving Credit Facility and the Amendments (in such capacities, the “Lead Arranger”), and that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Revolving Credit Facility. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Revolving Credit Facility or the Amendments unless you and we shall so agree; provided that you shall have the right to appoint other agents or co-agents with our consent (not to be unreasonably withheld), it being understood and agreed that no such agent or co-agent shall receive greater economics with respect to the Revolving Credit Facility than the Commitment Parties.

                    We intend to syndicate the Revolving Credit Facility (including, in our discretion, all or part of JPMorgan Chase Bank’s commitment hereunder) to a group of lenders (together with JPMorgan Chase Bank, the “Lenders”) identified by us in consultation with you. We intend to promptly commence syndication efforts as well as our efforts to arrange the Amendments, and you agree actively to assist us in completing a syndication reasonably satisfactory to us and in soliciting the approvals required for the Amendments. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication and solicitation efforts benefit materially from the existing banking relationships of the Borrower and its subsidiaries, (b) direct contact between senior management and advisors of the Borrower and its subsidiaries and the proposed Lenders, (c) commercially reasonable assistance from the Borrower in the preparation of materials to be used in connection with the syndication and (d) the attendance, with us and senior management and the Borrower, at one or more meetings of prospective Lenders. You also agree to provide us with reasonable prior notice of the syndication of any credit facility in connection with any other financing of the Borrower or its domestic subsidiaries and, upon our request, to coordinate the syndication of such credit facility with the syndication of the Revolving Credit Facility.

                    JPMorgan, in its capacity as Lead Arranger, will manage, in consultation with you, all aspects of the syndication of the Revolving Credit Facility and the solicitation of the approvals required for the Amendments, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In its capacity as Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication of the Revolving Credit Facility and the approval of the Amendments as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, you acknowledge and agree that, as Lead Arranger, JPMorgan is not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lead Arranger shall have no responsibility or liability to you with respect thereto.

3

                    To assist us in our syndication and solicitation efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower and its subsidiaries and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Revolving Credit Facility and the arrangement of the Amendments. You hereby represent and covenant that (a) all written information (including, to your knowledge, any information of a general or industry nature) other than the Projections (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, taken as a whole when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made, it being understood that the actual results may vary from the results projected therein. You understand that in arranging and syndicating the Revolving Credit Facility and the Amendments we may use and rely on the Information and Projections without independent verification thereof.

                    As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

                    Each Commitment Party’s commitments and agreements hereunder are subject to (a) there not occurring or becoming known to such Commitment Party any event, development or circumstance since September 30, 2010 that has had or could reasonably be expected to have a material adverse effect on the business, assets, property, liabilities, operation or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, (b) such Commitment Party not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Borrower or its subsidiaries that in such Commitment Party’s reasonable judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to such Commitment Party by the Borrower prior to the date hereof, (c) such Commitment Party’s reasonable satisfaction that prior to and during the syndication of the Revolving Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower, or any of its domestic subsidiaries (other than the Notes), (d) the closing of the Revolving Credit Facility on or before June 30, 2011 and (e) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of the commitments hereunder and of the Revolving Credit Facility are not limited to those set forth herein and in the Term Sheet; provided, however, that those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Commitment Parties and the Borrower.

                    You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Revolving Credit Facility, the use of the proceeds thereof, the Amendments or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse each Commitment Party and its affiliates on demand for all out-of-pocket reasonable,

4

documented expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Revolving Credit Facility, the Amendments and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person or such indemnified person’s affiliates, directors, employees, advisors or agents or for any special, indirect, consequential or punitive damages in connection with the Revolving Credit Facility or the Amendments.

                    You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that JPMorgan is a full service securities firm and JPMorgan may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

                    Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

                    Notwithstanding the two immediately preceding paragraphs, JPMorgan acknowledges the terms and conditions contained in the letter agreement entered into on February 18, 2011 between you and JPMorgan (the “NDA”) and agrees that nothing in this Commitment Letter shall supersede or render inapplicable the NDA, and JPMorgan reaffirms its obligations to comply with the terms and conditions of the NDA.

                    Neither this Commitment Letter nor the Fee Letter shall be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void). This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter and the NDA are the only agreements that have been entered into among us with respect to the Revolving Credit Facility and the Amendments and set forth the entire understanding of the parties with respect thereto.

5

                    This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. You hereby consent to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheet, the transactions contemplated hereby or the performance of services hereunder.

                    This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

                    The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.

                    If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on March 4, 2011. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

                    We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES LLC

		By:	/s/ Cornelius J. Droogan

Name: /s/ Cornelius J. Droogan
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

		By:	/s/ Edmond F. Thompson

Name: /s/ Edmond F. Thompson
Title: SVP

Accepted and agreed to as of
the date first written above by:

GRIFFON CORPORATION

By:	/s/ Thomas D. Gibbons

Name: Thomas D. Gibbons
Title: Treasurer

EXHIBIT A

$200,000,000 Revolving Credit Facility
Summary of Principal Terms and Conditions

Borrower:	Griffon Corporation.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”)

Lead Arranger:	J.P. Morgan Securities LLC.

Facility:	1. Amount: Revolving credit facility in an aggregate principal amount of $200 million (the “Revolving Credit Facility”).

2. Use of Proceeds: The proceeds of loans under the Revolving Credit Facility (the “Revolving Loans”) shall be utilized for debt repayment, working capital, capital expenditures and other general corporate purposes.

3. Maturity: The final maturity date of the Revolving Credit Facility shall be the fifth anniversary of the Closing Date (the “Revolving Loan Maturity Date”).

4. Availability: Revolving Loans may be borrowed, repaid and reborrowed on and after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the Revolving Credit Documentation (as defined below).

5. Letter of Credit Sublimit: $50 million will be available for the issuance of stand-by and trade letters of credit in US Dollars and Available Foreign Currencies (as defined below) in each case, at the Borrower’s option (“Letters of Credit”) by JPMorgan Chase Bank (or its affiliates) to support obligations of the Borrower and its subsidiaries. Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the tenth business day prior to the final maturity of the Revolving Facility; provided that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above), except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing

Lender. Letter of Credit outstandings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

6. Swingline Loans: $30 million will be available prior to the Revolving Loan Maturity Date for swingline loans (the “Swingline Loans” and, together with Revolving Loans, the “Loans”) to be made by by JPMorgan Chase Bank (or its affiliates) (in such capacity, the “Swingline Lender”) on same-day notice. Any Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

7. Issuance Price: 100%.

8. Multicurrency Sublimit: $50 million will be available for loans in Euros and other currencies (all such currencies, the “Available Foreign Currencies”) agreed to by all the Lenders (“Multicurrency Loans”). Multicurrency Loans will be made available by all the Lenders on a ratable basis.

Guaranties:

Each direct and indirect, existing and future, material domestic subsidiary of the Borrower, which shall be defined so as to include on the Closing Date only Telephonics Corporation, Clopay Building Products Company, Inc., Clopay Plastics Products Company, Inc., and Ames True Temper, Inc. (each, a “Guarantor” and, collectively, the “Guarantors”), shall provide a guaranty (collectively, the “Guaranties”) of all amounts owing under the Revolving Credit Facility (the Borrower and the Guarantors, collectively, the “Loan Parties”).

For the avoidance of doubt, no non-U.S. subsidiary of the Borrower which is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code) (each, a “CFC”) shall be required to provide a Guaranty or constitute a Guarantor.

Security:

All amounts owing under the Revolving Credit Facility will be secured by a first priority perfected security interest in substantially all the assets of the Borrower and the Guarantors, except for those assets as to which the Administrative Agent shall determine in its sole discretion that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby, provided that in no event shall more than 65% of the total outstanding voting stock of any

CFC be required to be pledged.

Optional Commitment Reductions:

The unutilized portion of the total commitments under the Revolving Credit Facility may from time to time be reduced or terminated by the Borrower without penalty (other than breakage costs described below in connection with any prepayment).

Voluntary Prepayments:

Voluntary prepayments may be made at any time on three business days’ notice in the case of Eurocurrency Loans, or one business day’s notice in the case of Base Rate Loans (or same day notice in the case of Swingline Loans), without premium or penalty; provided that voluntary prepayments of Eurocurrency Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Mandatory Repayments:

If at any time the outstandings pursuant to the Revolving Credit Facility (including Letter of Credit outstandings, Swingline Loans and the US Dollar equivalent of Multicurrency Loans and Letters of Credit issued in Available Foreign Currencies) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans, Swingline Loans and/or Multicurrency Loans (or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess.

Multicurrency Loans and Letters of Credit issued in Available Foreign Currencies will be marked-to market to the US Dollar equivalent thereof on a periodic basis to be agreed. To the extent that the US Dollar equivalent of such exposure exceeds 105% of the Multicurrency Sublimit, prepayments of Multicurrency Loans (or the cash collateralization of Letters of Credit issued in Available Foreign Currencies) shall be required in an amount equal to such excess.

The commitments under the Revolving Credit Facility will reduced as described under “Negative Covenants” below and the Borrower shall comply with the requirements of the first aragraph of this Section after giving effect to any such reduction.

Interest Rates:

At the Borrower’s option, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate in effect from time to time plus the Applicable Margin (as defined below) or (y) Eurocurrency Loans, which shall bear interest at the Eurocurrency Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period and the applicable currency, plus the Applicable Margin, provided, that (a) all Swingline Loans shall bear interest based upon the Base Rate and (b) all Multicurrency Loans shall be Eurocurrency Loans.

“Applicable Margin” shall mean, (A) for Base Rate Loans, initially 1.75% and following delivery of financial statements for the first full fiscal quarter ending after the Closing Date a margin based on the leverage ratio from time to time, as set forth on the grid below, and (B) for Eurocurrency Loans, initially 2.75% and following delivery of financial statements for the first full fiscal quarter ending after the Closing Date a margin based on the leverage ratio from time to time, as set forth on the grid below.

Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurocurrency Loans	Commitment Fee

> 4.00:1.00	1.75%	2.75%	0.50%
< 4.00:1.00	1.50%	2.50%	0.45%
< 3.00:1.00	1.25%	2.25%	0.40%
< 2.00:1.00	1.00%	2.00%	0.35%
< 1.00:1.00	0.75%	1.75%	0.30%

“Base Rate” shall mean the highest of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate and (z) the Eurocurrency Rate plus 1.00%.

The Eurocurrency Rate shall be adjusted for statutory reserve requirements.

“Base Rate Floor”: None

“Eurocurrency Rate Floor”: None

Interest periods of 1, 2, 3 and 6 (or if available to all Lenders, 9 and 12 months) shall be available in the case of Eurocurrency Loans.

The Revolving Credit Facility shall include customary protective provisions for such matters as defaulting banks, FATCA indemnity for the Borrower, capital adequacy, increased costs including as the result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, reserves, funding losses, illegality, and withholding taxes. The Borrower shall have the right to replace any Lender that (i) charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence or (ii) does not consent to certain amendments or waivers of the Revolving Credit Facility which expressly require the consent of such Lender and which have been approved by the Required Lenders.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Eurocurrency Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity.

Upon the occurrence and during the continuance of a payment default, interest will accrue (i) in the case of principal on any loan, at a rate of 2.00% per annum plus the rate otherwise applicable to such loan and (ii) in the case of any other outstanding amount, at a rate of 2.00% per annum plus the non-default interest rate then applicable to Base Rate loans, and will be payable on demand.

Commitment Fee:

A commitment fee, at a per annum rate of 0.50% on the daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility, will commence accruing on the Closing Date and will be payable quarterly in arrears. Following delivery of financial statements for the first full fiscal quarter ending after the Closing Date, the commitment fee rate will be determined based on the leverage ratio from time to time, as set forth on the grid above.

Letter of Credit Fees:

A letter of credit fee equal to the Applicable Margin for Loans maintained as Eurocurrency Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee of 1/8% per annum (but in no event less than $250 per annum for each Letter of Credit) (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears.

Conditions	A.	The availability of the Revolving Credit Facility

Precedent:	shall be conditioned upon the prior or concurrent satisfaction of the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”):

(i) Each Loan Party shall have executed and delivered reasonably satisfactory definitive financing documentation with respect to the Revolving Credit Facility (“Revolving Credit Documentation”).

(ii) The commitments under (a) the Existing Credit Agreements and (b) the Credit and Guarantee Agreement, dated as of September 30, 2010, among Clopay Ames True Temper Holding Corp, Clopay Ames True Temper LLC, certain subsidiaries as guarantors, the lenders parties thereto and Goldman Sachs Lending Partners LLC, as administrative agent shall have been terminated, all amounts due and payable thereunder shall have been paid and all liens created in connection therewith shall have been released.

(iii) The Borrower shall have received up to $500 million in aggregate gross cash proceeds from the issuance of the Notes.

(iv) The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees required to be paid, and all expenses required to be paid for which invoices have been presented, pursuant to the Commitment Letter and the Fee Letter on or before the Closing Date.

(v) The Borrower shall have delivered reasonably satisfactory audited financial statements of the Borrower for the immediately preceding three fiscal years.

(vi) The Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to each Loan Party, and such search shall reveal no liens on any of the assets of any Loan Party or its subsidiaries except for customary liens permitted by the Revolving Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(vii) All documents and instruments reasonably necessary to perfect the Administrative Agent’s first priority security interest in the collateral under the Revolving Credit Facility (including delivery of stock certificates and undated stock powers executed in blank) shall have been executed and be in reasonably proper form for filing.

(viii) The Administrative Agent shall have received such legal opinions (including opinions from counsel to the Borrower and its subsidiaries), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

	B.	To All Revolving Loans and Letters of Credit

(i)

All representations and warranties shall be true and correct in all material respects on and as of the date of each borrowing of a Loan and each issuance of a Letter of Credit (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects only as of the respective date or for the respective period, as the case may be);

(ii)

No event of default under the Revolving Credit Facility or event which with the giving of notice or lapse of time or both would be an event of default under the Revolving Credit Facility, shall have occurred and be continuing.

Representations and Warranties:	Representations and warranties which are usual and customary for facilities of this type.

Covenants:	Affirmative and negative covenants that are usual and customary for facilities of this type.

The negative covenants will include the following exceptions (and such others as may be agreed upon):

(i) Restrictions on incurrence of debt: Exceptions to include, among others, (a) all scheduled debt of the Borrower and its domestic subsidiaries existing on the Closing Date, (b) additional secured debt of the Borrower and its subsidiaries in an aggregate principal amount not to exceed $75 million at any time, (c) additional secured debt of the foreign subsidiaries of the Borrower in an aggregate principal amount not to exceed $75 million at any time, (d) additional unsecured debt of the Borrower and its subsidiaries in an aggregate principal amount not to exceed $300 million at any time and subject to no default and pro forma compliance with financial covenants, (e) additional subordinated debt of the Borrower and its subsidiaries so long as such debt is subordinated to the debt under the Revolving Credit Facility on terms and conditions reasonably satisfactory to the Administrative Agent and subject to no default and pro forma compliance with financial covenants, (f) additional unsecured debt of the Borrower and the Guarantors so long as the total leverage ratio does not exceed 4.5:1 on a pro forma basis, and subject to no default and pro forma compliance with financial covenants, and (g) ESOP loans constituting debt of the Borrower in an aggregate principal amount not to exceed $50 million;

(ii) Restrictions on liens: Exceptions to include, among others, all scheduled liens granted by the Borrower and its subsidiaries (including without limitation all foreign subsidiaries) existing on the Closing Date), all liens in connection with secured debt to the extent referenced in the immediately preceding paragraph relating to exceptions to restrictions on debt incurrence, and a general-use basket for additional liens securing debt in an amount not to exceed $35 million;

(iii) Restrictions on dispositions of assets: Exceptions to include, among others, sales of inventory in the ordinary course of business, sales of obsolete or worn out assets, and an additional general-use basket for asset sales not to exceed (together with all other asset sales made in reliance on the basket) 17.5% of consolidated total assets as of the immediately preceding quarter end for which financial statements are available unless the commitments under the Revolving Credit Facility are reduced on a dollar-for-dollar basis by the amount of such excess.

(iv) Restrictions on acquisitions and other investments: Exceptions to include, among others, permitted acquisitions not to exceed $400 million in aggregate acquisition consideration and subject to no default and pro forma compliance with financial covenants, and an additional general-use basket for investments not exceeding $75 million); and

(v) Restricted payments: Exceptions to include, among others, ability to make restricted payments in an aggregate amount of $25 million per fiscal year, unless the total leverage ratio does not exceed 3:1 on a pro forma basis, in which case restricted payments shall be permitted so long as such leverage ratio is not exceeded on a pro forma basis and ESOP purchases in an amount not to exceed $10 million per year (provided there shall be no more than an aggregate of $50 million in ESOP purchases after the Closing Date).

Financial Covenants.	Maximum Senior Secured Leverage Ratio (definition to be agreed) of 2.75:1.00.

Maximum Total Leverage Ratio (definition to be agreed, but with total debt to be calculated net of unrestricted cash and cash equivalents in excess of $100 million) of 5.50:1.00, with a step-down to 5.00:1.00 for the last fiscal quarter of the fiscal year ending 2012; provided that in the event that the Borrower or its subsidiaries complete a permitted acquisition and incur debt to finance at least 35% of the consideration therefor, the pro forma Total Leverage Ratio shall increase by 0.50x for the 12 months following such permitted acquisition.

Minimum Interest Coverage Ratio (to be defined as the ratio of EBITDA to cash interest expense) of 2.75:1.00.

Maximum Capital Expenditures of $100 million per fiscal year, with the ability to carry-forward 50% of unused amounts to the next succeeding fiscal year.

Events of Default:	Usual and customary for facilities of this type.

Assignments:

The Borrower may not assign its rights or obligations under the Revolving Credit Facility. Any Lender may assign its rights and obligations under the Revolving Credit Facility, subject (other than if an Event of Default shall have occurred and be continuing) to the prior written consent of the Borrower (not to be unreasonably withheld) and the Administrative Agent (not to be unreasonably withheld); provided that no consent of Borrower shall be required for an assignment to an existing Lender, an affiliate of an existing Lender or an approved fund. The Borrower will be deemed to have given its consent if no express refusal is received within 5 business days after notice is received by the Borrower. The minimum assignment amount shall be $5 million, in each case unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 from the relevant assignor in connection with all assignments. In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the Revolving Credit Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Revolving Credit Facility (except as to certain basic issues).

Waivers and Amendments:

Amendments and waivers of the provisions of the Revolving Loan Documents will require the approval of Lenders holding commitments and/or outstandings (as applicable) representing more than 50% of the aggregate commitments and outstandings under the Revolving Credit Facility from time to time (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal or interest, (iii) extensions of the scheduled final maturity of any Loan, and (iv) modifications to the foregoing required voting percentages or to the pro rata sharing (except in connection with a prepayment of Loans by the Borrower offered ratably to all Lenders at a discount to par, which shall be permitted under the Revolving Credit Facility), and (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of the collateral or of all or substantially all of the Guaranties provided by the Guarantors.

Indemnification:

The documentation for the Revolving Credit Facility will contain customary indemnities for the Administrative Agent and the Lenders, in each case other than as a result of such person’s gross negligence or willful misconduct.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and Lead Arranger:	Simpson Thacher & Bartlett LLP.